Exhibit 99.1

For Immediate Release

MetaBank® and Blackhawk Network Extend Relationship

SIOUX FALLS, S.D. (05/10/2016) – MetaBank is pleased to announce that it has entered into a new multi-year agreement with Blackhawk Network, Inc. . Under this agreement, Blackhawk will continue to provide marketing, servicing, and processing services for a broad range of consumer and corporate financial products issued by MetaBank.

“We are proud of the fact that Blackhawk has chosen MetaBank as the preferred issuer of network branded prepaid programs distributed through their network,” said Brad Hanson, President of MetaBank and Meta Payment Systems. “It is a pleasure to work with a quality team who continually demonstrates their position as leaders in their industry. This new extended agreement offers the opportunity to further grow our existing business while investing even more in the expansion of additional financial products and services together.”

“MetaBank has proven to be an outstanding business partner,” said Talbott Roche, Chief Executive Officer. “Extending this agreement ensures continuity with an experienced bank who is willing to collaborate on creative financial solutions to support our business.”

About Blackhawk Network
Blackhawk Network Holdings, Inc. (NASDAQ: HAWK) is a leading prepaid and payments global company, which supports the program management and distribution of gift cards, prepaid telecom products and financial service products in a number of different retail, digital and incentive channels. Blackhawk’s digital platform supports prepaid across a network of digital distribution partners including retailers, financial service providers, and mobile wallets. For more information, please visit www.blackhawknetwork.com and www.giftcardmall.com.

About MetaBank®
MetaBank, through its Meta Payment Systems® (MPS) division, delivers innovative financial products that change the way people use, borrow and manage money. Based in Sioux Falls, S.D., MPS is a recognized leader in the prepaid card industry and provides innovative payment solutions delivered nationally in collaboration with market-leading partners. MPS focuses on offering specific product solutions in the following areas: prepaid cards, credit products, electronic funds transfer and ATM sponsorship. Meta Financial Group, Inc.® (NASDAQ Global Market®: CASH), is the holding company for federally chartered savings bank MetaBank, Member FDIC. For more information, visit metapay.com.

Media Contact:
Katie LeBrun
Corporate Communications Director
5501 S. Broadband Lane
Sioux Falls, SD 57108
605.362.5140
klebrun@metabank.com